Exhibit 10.18

MEDICALCV, INC.

1997 STOCK OPTION PLAN

(As Approved by Shareholders December 13, 1997)

NON-QUALIFIED STOCK OPTION AGREEMENT

Option No: E-024	Date of Grant: November 18, 2004

THIS AGREEMENT, entered into as of November 18, 2004 (the “Grant Date”), is by and between John H. Jungbauer, (the “Optionee”) and MedicalCV, Inc. (the “Company”).

WHEREAS, the Company has established and maintains the MedicalCV, Inc. 1997 Stock Option Plan (the “Plan”), which is incorporated into and forms a part of this Agreement.

WHEREAS, the Company has determined that the Optionee is an Eligible Individual and wishes to grant the Optionee n Award pursuant to the terms of the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Optionee, as follows:

1.             Award of Stock Option.  The Company hereby grants to the Optionee a non-qualified stock option (the “Option”) to purchase 81,416 (eighty-one thouand, four hundred sixteen) shares of Common Stock of the Company (the “Covered Shares”) at an exercise price of $2.00 per share (the “Exercise Price”).

2.             Non-Qualified Option.  The Option granted hereunder is a Non-Qualified Option.  It is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Internal Revenue Code.

3.             Vesting.  The Option shall vest 25 percent on the first four anniversaries and be fully exercisable in accordance with the terms of this Agreement and the Plan through the Expiration Date.

4.             Expiration.  Subject to earlier termination as hereinafter provided, and the provisions of Section 11 of the Plan, this option shall expire on November 18, 2014.

5.             Termination.  This Option shall terminate:

(a)                                  upon termination of Optionee’s relationship for cause, as determined by the Board of directors of the Company;

(b)                                 three (3) months following the termination of Optionee’s relationship with the Company; provided, however, that if Optionee shall die within three (3) months after such termination, this Option may be exercised by the person who is legally entitled to exercise this Option for a period of nine (9) months following the earlier of the date of death or the expiration date of the Option;

(c)                                  the earlier of the one (1) year following the date of Optionee’s death or the expiration date of this Option in accordance with the terms of Section 11.2.2 of the Plan; or

(d)                                 the earlier of one (1) year following Optionee’s disability or the expiration date of the Option, in accordance with the terms of Section 11.2.1 of the Plan.

For all events, Optionee may only exercise this Option to the extent it was exercisable on the date of termination, disability or death.

6.             Exercising the Option.

(a)                                  Notice.   Subject to the terms of this Agreement and the Plan, the Option may be exercised in while or in part by filing written notice with the Secretary of the Company at its corporate headquarters prior to the Expiration Date.  Such notice shall specify the number of Covered Shares which the Optionee elects to purchase, and shall be accompanied by payment in full of the Exercise Price for such Covered Shares, together with payment of or provision for any withholding requirements as specified in Section 7.

(b)                                 Payment of Exercise Price.  Payment of the Exercise Price shall be by cash or by cashier’s check payable to the Company.  Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Optionee by delivery of shares or by attestation of Stock owned buy the Optionee and acceptable to the Committee having an aggregated Fair Market Value (valued as of the date of exercise) that is equal to the amount if cash that would otherwise be required, and (ii) the Optionee may pay the Exercise Price by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(c)                                  Notation on Schedule I.  Notation of any partial exercise shall be made by the Company on Schedule I attached hereto.

(d)                                 Compliance with Securities Laws.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded.  If the Company makes such a determination, it shall use all reasonable efforts to Obtain compliance with such laws, rules or regulations.  In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

7.             Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  At the election of the Optionee, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through cash payment by the Optionee, through the surrender of shares of Stock which the Optionee already owns, or through the surrender of shares of Stock to which the Optionee is otherwise entitled pursuant to the exercise of the Option.

8.             Transferability.  Except as otherwise provided in this Section 8, the Option is not transferable other than as designated by the Optionee by will or by the laws of descent and distribution, and during the Optionee’s life, may be exercised only by the Optionee.

9.             Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all the Company’s assets and business.  If any rights exercisable by the Optionee or benefits deliverable to the Optionee under this Agreement have not been exercised or delivered, respectively, at the time of the Optionee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Optionee in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Optionee fails to designate a beneficiary, or if the designated Beneficiary does not survive the Optionee, any rights that would have been exercisable by the Optionee and any benefits distributable to the Optionee shall be exercised by or distributed to the legal representative of the estate of the Optionee.  If a deceased Optionee designates a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.           Administration.  The authority to manage and control the operation and administration of the Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

11.           Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement and the Option shall be subject to the terms of the Plan, a copy of which may be obtained by the Optionee from the office of the Secretary of the Company.  This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12.           No Right to Continued Employment.  The Option will not confer on the Optionee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Optionee’s employment or other service at any time.

13.           Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficient if delivered by hand, or sent by fax, overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt.  Notices shall be directed, if to the Optionee, at the Optionee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

14.           Fractional Shares.  In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 12.3 of the Plan or otherwise, the Company will be entitled to pay to the Optionee an amount equal to the Fair Market Value of such fractional share.

15.           No Rights As Shareholder.  The Optionee shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.  The Optionee shall have no voting rights and shall not receive any dividends paid or any dividend equivalent payments before the stock certificate is issued.

16.           Amendment.  This Agreement may be amended by written agreement of the Optionee and the Company, without the consent of any other person.

17.           Definitions  Defined terms not otherwise set forth and defined herein shall have the meaning ascribed them in the Plan.

IN WITNESS WHEREOF, the Optionee has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

OPTIONEE	MedicalCV, Inc.

/s/ John H. Jungbauer	By:	/s/ Marc P. Flores
John H. Jungbauer	Marc P. Flores
12122 Everton Avenue North	President and CEO
White Bear Lake, MN 55110

SCHEDULE I - NOTATIONS AS TO PARTIAL EXERCISE

Date of Exercise	Number of Purchased Shares	Balance of Shares on Option	Authorized Signature	Notation Date